Exhibit (a)(1)(M)

NOTICE OF WITHDRAWAL

THE HOME DEPOT, INC. TENDER OFFER
FOR PARTICIPANTS IN
EMPLOYEE STOCK PURCHASE PLAN

To: EMPLOYEE STOCK PURCHASE PLAN, Agent:

As a participant in the above-referenced plan, I hereby instruct the Agent to withdraw from the tender offer all Plan shares that I previously instructed the Administrator to tender on my behalf, pursuant to the offer to purchase by The Home Depot, Inc.

Signature	Date

Please print name clearly	Social Security Number

Address:
Phone Number

Promptly mail this form via overnight delivery to the ESPP Tabulator/Agent: Computershare, Inc., 161 Bay State Drive, Braintree, MA 02184, Attn: Voluntary Dept.

Can I direct the Agent to re-tender my ESPP Shares?

Yes. If, after directing the Agent to withdraw your previously tendered ESPP Shares, you wish to direct the Agent to re-tender your ESPP Shares (or any portion thereof), you must complete another election form and return it to the Agent by 5:00 p.m., New York City time, on August 13, 2007 (unless the offer is extended, in which case the deadline for receipt of your election form will be extended until 5:00 P.M. on the date that is three (3) business days before the new expiration date). You may request additional copies of the election form by calling the Information Agent at 1-800-628-8536.